EXHIBIT 10.37

Execution Version

THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this "Amendment"), dated as of February 29, 2012, is entered into by and among, IMAGE ENTERTAINMENT, INC., a Delaware corporation ("Image"), IMAGE/MADACY HOME ENTERTAINMENT, LLC, a California limited liability company ("IMHE") (Image and IMHE, each a "Borrower", and collectively "Borrowers"), the Lenders signatory hereto and PNC BANK, NATIONAL ASSOCIATION ("PNC"), in its capacity as administrative and collateral agent on behalf and for the benefit of itself and the Lenders (PNC, in such capacity, the "Agent").  Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A.           The Lenders, Agent and Borrowers have previously entered into that Revolving Credit and Security Agreement dated as of June 23, 2011, as amended by that First Amendment to Revolving Credit and Security Agreement dated as of July 13, 2011 and that Second Amendment to Revolving Credit and Security Agreement dated as of November 2, 2011 (as so amended and as the same may be further amended, modified or supplemented from time to time, the "Credit Agreement"), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers.

B.           Borrowers have informed Agent and the Lenders that Borrowers are currently contemplating a merger transaction with a special purpose acquisition company (the "2012 Transaction").

C.           The Lenders, Agent and Borrowers now wish to amend the Credit Agreement on the terms and conditions set forth herein.

D.           Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent's or any Lender's rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Credit Agreement.

(a)           Section 1.2 of the Credit Agreement is hereby amended as follows:

(i)            The definition of "Fixed Charge Coverage Ratio" is hereby deleted and replaced in its entirety with the following:

"Fixed Charge Coverage Ratio" shall mean, as determined for Borrowers on a Consolidated Basis as of the last day of each fiscal quarter of Image for the four consecutive fiscal quarters ended on such date, the ratio of (a) EBITDA, minus (i) Unfinanced Capital Expenditures made during such period, and (ii) cash federal, state, local or foreign taxes attributable to income paid during such period to (b) all Senior Debt Payments during such period, plus (i) all management fee payments made in cash during such period to Sponsor pursuant to Amendment Number 2 to the Securities Purchase Agreement dated December 30, 2009 by and between Image and Sponsor, (ii) all management fee payments made in cash during such period pursuant to Article II of the IMHE Management Agreement and (iii) any dividend payments to the extent paid in cash to holders of Image's Series B Preferred Stock and Series C Preferred Stock.

(ii)           The following new definition of "2012 Transaction" is inserted in proper alphabetical order into Section 1.2 of the Credit Agreement:

"2012 Transaction" shall have the meaning given such term in Recital B of the Third Amendment.

(iii)           The following new definition of "Required Sponsor SBLC Amount" is inserted in proper alphabetical order into Section 1.2 of the Credit Agreement:

"Required Sponsor SBLC Amount" shall mean the lesser of (i) $5,000,000 or (ii) the difference of (x) outstanding Revolving Advances as of July 31, 2012 minus (y) the Receivables Formula Amount plus the Inventory Formula Amount minus the amount of Section 2.1(a)(vi), with the amounts set forth in this clause (y) to be calculated without giving effect to the amendments to subclauses (y) and (z) of clause (q) of the definition of "Eligible Receivables" in the Third Amendment; reduced, in the case of clause (i) only, by any amounts previously drawn pursuant to the Sponsor Standby Letters of Credit delivered to Agent pursuant to Section 8.3(b) of the Credit Agreement (as amended by the First Amendment).  Notwithstanding the foregoing, after August 1, 2012, the Required Sponsor SBLC Amount may be reduced from time to time until January 31, 2013 upon three Business Day's prior written notice to Agent so long as (A) no Default or Event of Default exists or would otherwise result from such reduction and (B) Undrawn Availability after giving effect to such reduction is not less than $1,000,000.

(iv)           The following new definition of "Sponsor Credit Enhancement Amount" is inserted in proper alphabetical order into Section 1.2 of the Credit Agreement:

"Sponsor Credit Enhancement Amount" means, as determined as of any date, an amount equal to the sum of (a) the Maximum Sponsor SBLC Amount then available to be drawn under all Sponsor Standby Letters of Credit outstanding as of such date and (b) the Maximum Guarantied Amount (as such term is defined in the Sponsor Guaranty) as determined and in effect as of such date.

(v)           The following new definition of "Sponsor Credit Enhancement Fee" is inserted in proper alphabetical order into Section 1.2 of the Credit Agreement:

"Sponsor Credit Enhancement Fee" shall have the meaning set forth in Section 7.10 hereof.

(vi)           The following new definition of "Third Amendment" is inserted in proper alphabetical order into Section 1.2 of the Credit Agreement:

"Third Amendment" means that Third Amendment to Revolving Credit and Security Agreement dated as of February 29, 2012, amending this Agreement, among Borrowers, the Lenders and Agent.

(b)           Subject to the condition subsequent set forth in Section 2 of this Amendment, Section 1.2 of the Credit Agreement is hereby further amended as follows:

(i)            The definition of the term "Availability Block" is hereby deleted and replaced in its entirety with the following:

"Availability Block" shall mean $1,350,000; provided that the Availability Block shall be reduced to $0 upon satisfaction of each of the following conditions as determined by Agent in its reasonable discretion (such conditions to be tested for annually by Agent as of the end of each fiscal year of Image on the basis of the audited consolidated financial statements of Image delivered to Agent pursuant to Section 9.7 hereof commencing with the fiscal year ending March 31, 2012):  (w) Borrowers have EBITDA, calculated for such most recently completed fiscal year, of not less than $10,000,000, (x) Borrowers have a Net Operating Income for such most recently completed fiscal year of not less than $4,000,000, (y) Borrowers have a Net Pre-Dividend Income for such most recently completed fiscal year of not less than $2,000,000 and (z) no Event of Default shall have occurred and be continuing.  Each such condition and calculation listed in clauses (w) through (z) herein shall be confirmed and demonstrated, as applicable, to Agent in a certificate duly executed by the President, Chief Financial Officer, Treasurer or Controller of the Borrowing Agent by which such officer shall certify to Agent the calculations thereof as of the date of such certificate.

(ii)            Clause (q) of the definition of the term "Eligible Receivables" is hereby deleted and replaced in its entirety with the following:

(q)           such Receivable is a Broadcast Receivable and either (x) it is not subject to a non-cancellable fixed price contract, (y) performance under such contract is not required to be completed within two hundred forty (240) days of the date of the most recent accounts receivable agings schedule delivered to Agent pursuant to Section 9.2(a) hereof; or (z) it is due or unpaid more than (1) two-hundred seventy (270) days after the original invoice date or (2) thirty (30) days after the original due date (notwithstanding anything herein to the contrary, any Broadcast Receivable shall be considered ineligible if it is unpaid more than two-hundred seventy (270) days after the original invoice date); provided that the maximum amount of Broadcast Receivables that shall be deemed to be Eligible Receivables after giving effect to subclauses (y) and (z) above shall not exceed $1,000,000 in excess of the amount of Broadcast Receivables that would have otherwise been Eligible Receivables without giving effect to the amendments to such subclauses (y) and (z) prior to the effectiveness of the Third Amendment (Broadcast Receivables which are deemed ineligible due to non-compliance with the preceding subclauses (x), (y) and/or (z) are referred to as "Non-Complying Broadcast Receivables"); provided that if such Broadcast Receivable is not otherwise a Non-Complying Broadcast Receivable, it shall nonetheless be deemed ineligible if it, when combined with all other Broadcast Receivables which are not Non-Complying Broadcast Receivables, shall exceed 25% of all of Borrowers' Receivables; provided, further, that, in each case, the amount of Eligible Receivables that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Receivables prior to giving effect to any eliminations based upon the foregoing concentration limit;

(c)           Section 2.1 of the Credit Agreement is hereby amended as follows:

(i)            The paragraph immediately following Section 2.1(a)(vi) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

The amount derived from (x) the sum of Sections 2.1(a)(i), (ii) and (iii) (provided that for purposes of this clause (x), (1) the sum of the Receivables Formula Amount and the Inventory Formula Amount attributable to Receivables and Inventory of IMHE shall be capped at an aggregate amount of $4,000,000 and (2) the Maximum Sponsor SBLC Amount at any time shall be at least $3,000,000 (and as of the date of the Third Amendment is equal to $3,700,000; provided that such amount may be changed upon Borrowers' request in a writing delivered to the Agent from time to time subject to the Agent's written confirmation of its approval of other amount, such approval to be at the Agent's sole discretion); provided further that if the 2012 Transaction shall not be consummated on or prior to July 31, 2012, as determined by Agent in its reasonable discretion, the Maximum Sponsor SBLC Amount shall from and after August 1, 2012 be at least the Required Sponsor SBLC Amount) minus (y) the sum of Sections 2.1(a)(iv) through (vi) at any time, and from time to time shall be referred to as the "Formula Amount."

(d)           Section 7.7 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

Any Sponsor Transfer Fees or any Sponsor Credit Enhancement Fees paid in the form of the issuance of shares of Equity Interests in Image to the extent permitted pursuant to clause (d)(y) of Section 7.10 of this Agreement shall not be considered dividends or distributions for purposes of this Section 7.7.

(e)           Section 7.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.10          Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm's-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; except, so long as after giving effect to any such payments there shall not exist any Event of Default or Default, (a) Borrowers may pay to Sponsor (i) a management fee of $300,000, payable in a single installment due on December 31, 2011, and (ii) a Sponsor's commitment fee of $500,000, payable on or after the effectiveness of the Third Amendment, (b) Borrowers may reimburse Sponsor and its Affiliates, including the Sponsor Guarantors and Sponsor GP, in cash for all reasonable Sponsor Transaction Costs, to the extent approved by Agent in its reasonable discretion prior to being charged to Borrowers, (c) Borrowers may pay Sponsor Transaction Fees to the extent, in the form and manner and at the times approved by Agent in its sole discretion prior to being charged to Borrowers, and (d) commencing with and for the month ending March 31, 2012, Borrowers may pay Sponsor a credit enhancement fee ("Sponsor Credit Enhancement Fee") on a monthly basis at the fixed rate not to exceed 5% per annum payable in arrears on the average daily Sponsor Credit Enhancement Amount during such month (determined as of the end of each calendar month during the Term); provided that Borrowers may only pay up to one-half of each such monthly such Sponsor Credit Enhancement Fee in cash, with the remaining portion to accrue (without interest) until March 31 of the applicable calendar year at which time such accrued Sponsor Credit Enhancement Fees may be paid (x) in cash or (y) if Sponsor so elects, in the form of Equity Interests in Image; provided, further, that notwithstanding the preceding, no Sponsor Credit Enhancement Fees may be paid in cash (i) so long as any Default or Event of Default shall have occurred and be continuing or (ii) if, after giving effect to the payment of any such Sponsor Credit Enhancement Fees, Borrowers would have Undrawn Availability of less than $2,000,000 (provided that any Sponsor Credit Enhancement Fees that would have been permitted to be paid in cash pursuant to this clause (d)(i) but for the continuing existence of a Default or Event of Default may be caught up and paid in cash once all existing Defaults and Events of Default shall have been waived in accordance with this Agreement or otherwise cured to the reasonable satisfaction of the Agent and so long as such payment in cash would not cause or result in a new Default or Event of Default).

2.             Agreement Regarding Amendments in Section 1(a)(i) and 1(a)(ii).  Notwithstanding anything herein to the contrary, Borrowers and the Lenders agree that, if the 2012 Transaction is not consummated on or prior to July 31, 2012, as reasonably determined by the Agent, the amendments to the Credit Agreement contained in Section 1(b)(i) and (ii) regarding the Availability Block and the eligibility of Broadcast Receivables, respectively, shall no longer be effective and such amended provisions of the Credit Agreement shall automatically revert to the provisions of the Credit Agreement in effect prior to the effectiveness of this Amendment.

3.             Consent and Waiver Regarding Clean-Down Period for the 2012 Calendar Year.  Notwithstanding any requirement in the Credit Agreement, including Section 2.1(a), Section 2.5, Section 2.9 and Section 2.21(b), Borrowers have requested that the Lenders waive Borrowers' compliance with the Clean-Down Period requirements of the Credit Agreement for the 2012 calendar year (the "2012 Clean-Down Requirement").  The Lenders hereby waive the 2012 Clean-Down Requirement and agree that Borrowers shall not have to comply with any of the requirements of the Credit Agreement with respect to the 2012 Clean-Down Requirement.

4.             Limited Amendment and Waiver; Full Force and Effect.  The amendments set forth in Section 1 of this Amendment, the agreement set forth in Section 2 of this Amendment, and the consent and waiver set forth in Section 3 of this Amendment, are effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (a) to be an amendment, consent or waiver of any other term or condition of the Credit Agreement or any Other Documents or of any future failure to comply fully with the Clean-Down Period requirements of the Credit Agreement, to prejudice any right or remedy which the Lenders or the Agent may now have or may have in the future under or in connection with the Credit Agreement or the Other Documents or (b) to be a consent to any future amendment, consent or waiver or departure from the terms and conditions of the Credit Agreement or any of the Other Documents.  This Amendment shall be construed in connection with and as part of the Credit Agreement and the Other Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived or amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.             Effectiveness of this Amendment.  This Amendment shall become effective upon the satisfaction of each of the following conditions:

(a)           Amendment.  Receipt by the Agent of this Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.

(b)           Sponsor Guarantor Acknowledgement and Agreement.  Receipt by the Agent of the fully executed Sponsor Guarantor Acknowledgement and Agreement.

(c)           Accommodation Fee.  Receipt by the Agent, for the account of PNC as the sole Lender, of an accommodation fee equal to $50,000, payable in cash, which fee will be fully earned and non-refundable once received.

(d)           Representations and Warranties.  The representations and warranties set forth in Section 6 hereof shall be true and correct.

(e)           Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as required by Agent.

6.             Representations and Warranties.  Borrower represents and warrants as follows:

(a)           Authority.  Each Borrower has the full power, authority and legal right to enter into this Amendment and the Other Documents (as amended or modified hereby) and to perform all of its respective obligations hereunder and thereunder.  The execution, delivery and performance of this Amendment by each Borrower:  (i) have been duly authorized by all necessary corporate or limited liability company action, as applicable; (ii) are not in contravention of law or the terms of such Borrower's by-laws, certificate of incorporation, operating agreement, articles of organization or other applicable documents relating to such Borrower's formation or to the conduct of such Borrower's business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound; (iii) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body; and (iv) will not require the Consent of any Governmental Body or any other Person.

(b)           Enforceability.  This Amendment has been duly executed and delivered by each Borrower and no other corporate or limited liability company proceedings are necessary to consummate such transactions.  This Amendment (as amended or modified hereby) and each Other Document is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, and is in full force and effect, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.

(c)           Representations and Warranties.  The representations and warranties made by any Borrower in or pursuant to this Amendment, each Other Document and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Amendment, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, unless made specifically as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d)           No Default.  No event has occurred and is continuing that constitutes a Default or an Event of Default.

7.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to principals of conflicts of law other than New York General Obligations Law 5-1401 and 5-1402.

8.             Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

9.             Reference to and Effect on the Other Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Other Documents to "the Credit Agreement", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and the Lenders.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and/or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

(d)           To the extent that any terms and conditions in any of the Other Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

10.           Integration.  This Amendment, together with the Other Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.           Severability.  If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

IMAGE ENTERTAINMENT, INC.,

By:	/s/ JOHN AVAGLIANO
	Name:	John Avagliano
	Title:	COO/CFO

IMAGE/MADACY HOME ENTERTAINMENT, LLC,

By:	/s/ JOHN AVAGLIANO
	Name:	John Avagliano
	Title:	COO/CFO

(Third Amendment)

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:	/s/ STEVE C. ROBERTS
Steve C. Roberts
Vice President

(Third Amendment)